Novelis 2024 Job Band 4+ Long-Term Incentive Plan, as Amended*
*Please see [Redacted] for updated ROCE targets approved by the Board effective February 2026. With the exception of the updated ROCE targets and the updates to Section 4(a) below, all terms and provisions of the Plan remain in full force and effect.

1.Title and Administration. This long-term incentive plan (the “2024 Job Band 4+ LTIP” or the “Plan”) will be administered by the Human Resources department of Novelis Inc. (the “Company”). The Plan is adopted effective June 6, 2023 (the “Plan Commencement Date”).

2.Award Date. The “Award Date” means the Plan Commencement Date except for those Participants who first commence participation after such date, as provided paragraph 5(a) or (b) below.

3.Target Opportunity. Each Participant’s target opportunity will be determined by the Compensation Committee of the Company’s Board of Directors (the “Board”) or its designee. Indian Rupee exchange rates will be fixed on the Award Date.

4.Plan Design. A Participant’s target opportunity under the Plan will be comprised of Novelis Performance Units (each, a “Novelis PU”), Hindalco Restricted Stock Units (each, a “Hindalco RSU”) and Hindalco Stock Appreciation Rights (each, a “Hindalco SAR”).

(a)Novelis Performance Units. Novelis PUs will comprise 50% of each Participant’s award under the Plan.

(i)Value. Each Novelis PU will have a fixed value of US$100.

(ii)Performance Period. The “Performance Period” for Novelis PUs will commence on April 1, 2023 and end on March 31, 2026.

(iii)Vesting. The Novelis PUs vest on the third anniversary of the Award Date (the “3-Year Vesting Date”). Except as provided in Section 6, all vesting of a Participant’s Novelis PUs will end upon termination of the Participant’s employment. The
Novelis PUs are at-risk, and the number of Novelis PUs that vest, if any, will be determined by the Company’s achievement of ROCE targets that are established for each of the three fiscal years within the Performance Period. Vesting will range from 50% (threshold) to 200% (maximum) of target award value. Performance results between threshold level and target level or between target level and maximum level will be determined by means of interpolation. If threshold performance is not achieved, no Novelis PUs will vest.

(iv)Definitions. The following terms will have the meaning ascribed to them below;
provided, however, that the Board may approve the modification or interpretation of any definition in its sole discretion.

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•Capital Employed (or “CE”) means (i) book debt plus (ii) book equity plus (iii) goodwill impairment (fixed at $1.5 billion) less (iv) cash in excess of $400 million, plus (v) any new impairment impacting equity, provided that the total CE amount will be adjusted for dividend and/or capital payments, if any. Average CE for a fiscal year will be based on the beginning and ending balances for the fiscal year. For purposes of the Plan, “book debt” and “book entity” will have the same meaning and be the same amount as determined under the Consolidated Novelis
U.S. GAAP financial statements.
•Net Income (or Net Income/Loss) means net income (loss) attributable to our common Shareholder in the same amount as used in the Consolidated Novelis
U.S. GAAP financial statements.
•Net Operating Profit After Tax (or “NOPAT”) means (i) Net Income/Loss plus (ii) Interest Expense and Amortization of Debt Issuance Costs less (iii) Loss (Gain) on Extinguishment of Debt in the same amount as used in the Consolidated Novelis U.S. GAAP financial statements.
•Return on Capital Employed (or “ROCE”) means NOPAT divided by fiscal year average CE. ROCE will be calculated for each fiscal year of the Performance Period. The sum for all fiscal years in the Performance Period will be divided by the number of fiscal years in the Performance Period to obtain a simple average.

(v)Target Modifications. In the event the Company completes a significant strategic transaction during the Performance Period, the Board may, in its sole discretion, modify the ROCE targets established for the Performance Period.

(vi)Payments. Payments will be made in cash within two fiscal quarters following the later of the 3-Year Vesting Date or Board approval of performance against target (but in no event later than the short-deferral exemption date under Section 409A of the Internal Revenue Code).

(b)Hindalco Restricted Stock Units. Hindalco RSUs will comprise 30% of each Participant’s award under the Plan.

(i)Value. For purposes of determining the number of Hindalco RSUs granted to a Participant, the value of each Hindalco RSU will be equivalent to the value of one Hindalco share on the Award Date. The value of each Hindalco RSU on the Award Date will be equal to the average of the high and low prices of a Hindalco share as published by the National Stock Exchange on the Award Date. The payout value of each Hindalco RSU will be the average of the high and low prices of a Hindalco share as published by the National Stock Exchange on the Vesting Date (as defined

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below). If the Award and/or Vesting Date falls on a date the National Stock Exchange is closed, then the value of each Hindalco RSU will be the average of the next available day's high and low prices. Cash payouts of each Hindalco RSU awarded will be capped at a maximum of 3.0 times the value of each Hindalco RSU on the Award Date.

(ii)Vesting. The Hindalco RSUs will vest ratably in one-third tranches on the first anniversary, second anniversary and third anniversary of the Award Date (each, an “Anniversary Vesting Date”). Except as provided in Section 6, all vesting of a Participant’s awards will end upon termination of the Participant’s employment.

(iii)Payments. Payments will be made in cash within ninety (90) days following the applicable Anniversary Vesting Date.

(c)Hindalco Stock Appreciation Rights. Hindalco SARs will comprise 20% of each Participant’s award under the Plan.
(i)Value. The Black Scholes method will be used to value a Hindalco SAR for purposes of determining: (i) as of the Award Date, the number of Hindalco SARs to be awarded to a Participant; and (ii) the maximum cash payout for each Hindalco SAR, which is
3.0 times the value of a Hindalco SAR determined as of the Award Date(the “Capped Value”).

(ii)Vesting and Expiration. Hindalco SARs will vest ratably in one-third tranches on each Anniversary Date, provided (A) the Company achieves at least 75% of the Total Adjusted EBITDA (in the same amount as used in the Consolidated Novelis U.S. GAAP financial statements) before Metal Price Lag target established for the performance year associated with each tranche, and (B) except to the extent provided under Section 6, the Participant remains employed through each Anniversary Date. Hindalco SARs will expire on the seventh anniversary of the Award Date (the “Expiration Date”).

(iii)Exercise. A Participant may exercise a vested Hindalco SAR at any time, prior to the Expiration Date, when the Hindalco share price is greater than it was on the Award Date (as determined under clause (iv)), except as prohibited by the Company during a blackout period.

(iv)Valuation of SAR Appreciation Amount. Each Hindalco SAR will track the appreciation in value of one Hindalco share over its value on the Award Date. For purposes of determining the actual payout amount upon exercise of a Hindalco SAR:

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(i) the value of a Hindalco share on the Award Date will be determined by using the average of the high and low prices of a Hindalco share, as published by the National Stock Exchange on the applicable date; and (ii) the value of a Hindalco share on the exercise date will be determined by using the closing price on the exercise date, as published by the National Stock Exchange on the applicable date. Notwithstanding the foregoing, if a Hindalco SAR is exercised on a date the National Stock Exchange is closed, the payout amount will be determined based on the closing price of a Hindalco share on the preceding date the National Stock Exchange was open.
(v)Payments. As soon as practicable after the exercise of a Participant’s Hindalco SARs, the Participant will receive a cash payment equal to the product of (i) the number of Hindalco SARs exercised, times (ii) the increase in value of one Hindalco share from the Award Date through the exercise date, provided that the payment will in no event exceed the Capped Value.

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5.Eligibility. Employees in job bands 4 and higher are eligible to participate in the Plan. An individual selected for participation is referred to as a “Participant” throughout the Plan. Except to the extent provided under Section 6, an individual must be either employed in an eligible job band or transferred or hired into an eligible job band during the performance year to receive a payout under the Plan. Eligibility and payments for employees who begin employment with the Company after the start of the Performance Period will be determined by the “Plan Administration Rules” document then in effect as maintained by the Company’s Human Resources department.

(a)Employment after Plan Commencement Date: An eligible employee who begins employment after the Plan Commencement Date will be granted an award that is based on an individual target within the range for the employee’s job band, prorated by 90% for first and second quarter hires (hired by September 30, with an award date of October 1) and by 75% for third quarter hires (hired between October 1 and December 31, with an award date of January 1). Fourth quarter hires will be eligible for an award during the next fiscal year.

(b)Promotion after Plan Commencement Date: An eligible employee who is promoted into an eligible job band after the Plan Commencement Date will be granted an award that is based on an individual target within the range for the employee’s job band, 100% of the award will be granted if promoted during the first quarter or on July 1, prorated by 90% for second quarter promotions (promoted between July 2 and September 30, with an award date of October 1) and by 75% for third quarter promotions (promoted between October 1 and December 31, with an award date of January 1), and also adjusted for any awards already granted during the current fiscal year, as applicable. Fourth quarter promotions will be eligible for an award during the next fiscal year.

6.Separation from Employment. Participants whose employment with Novelis terminates during the performance period will be subject to the applicable terms set forth below:

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Termination of Employment Due to:	Awards	Vesting and Exercise Treatment	Timing of Payments
Death or Disability	Hindalco SARs	All unvested Hindalco SARs will vest immediately. Vested Hindalco SARs must be exercised within one year, and in no event later than the Expiration Date.	As soon as practicable after the exercise of a Participant’s Hindalco SARs, the Participant will receive a cash payment in an amount determined under Section 4(c)(v).
	Hindalco RSUs	All Hindalco RSUs will vest immediately.	Payments will be made in cash within ninety (90) days following the applicable Anniversary Vesting Date.
	Novelis PUs	Novelis PUs will vest on a prorated basis, based on the number of full months the Participant was employed during the vesting period. All remaining Novelis PUs will be forfeited.
Payments of vested Novelis PUs will be made in cash within two fiscal quarters following the later of the applicable 3-Year Vesting Date or Board approval of performance against target (but in no event later than the short-deferral exemption date under Section 409A of the Internal
Revenue Code).

Retirement	Hindalco SARs
If the retirement occurs before the first anniversary of the Award Date, all unvested Hindalco SARs will be forfeited.
If retirement occurs more than one year after the Award Date, Hindalco SARs that are (i) vested on the Retirement date must be exercised (if at all) prior to the Expiration Date, and (ii) unvested on the Retirement date will continue to vest based on the performance goals set forth in Section 4(c)(ii) with the continued employment requirement waived and must be exercised no later than the third anniversary of the Retirement date.
As soon as practicable after the exercise (or deemed exercise) of a Participant’s Hindalco SARs, the Participant will receive a cash payment in an amount determined under Section 4(c)(v).
Hindalco RSUs
Hindalco RSUs will vest on a prorated basis determined separately for each grant of Hindalco RSUs and each Anniversary Vesting Date, to be calculated according to the number of full months the Participant was employed during the vesting periods.
All remaining Hindalco RSUs will be forfeited.
Payments of vested Hindalco RSUs will be made in cash within ninety (90) days following the applicable Anniversary Vesting Date.
Novelis PUs
Novelis PUs will vest on a prorated basis determined separately for each grant of Novelis PUs, based on the number of full months the Participant was employed during the vesting period and subject to the achievement of performance thresholds.
All remaining Novelis PUs will be forfeited.

Payments of vested Novelis PUs will be made in cash within two fiscal quarters following the applicable 3-Year Vesting Date and Board approval of performance against target (but in no event later than the short-deferral exemption date under Section 409A of the Internal Revenue Code).

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Termination of Employment Due to:	Awards	Vesting and Exercise Treatment	Timing of Payments
Involuntary Termination by the Company without Cause Related to a Change in Control (“Related” means the termination occurs during the 12-month period commencing on the date of a Change in Control.)	Hindalco SARs	All unvested Hindalco SARs will immediately vest and be deemed exercised.	As soon as practicable after the deemed exercise of a Participant’s Hindalco SARs, the Participant will receive a cash payment in an amount determined under Section 4(c)(v).
	Hindalco RSUs	All Hindalco RSUs will vest immediately.
Payment will be made in cash within ninety
(90) days following the Participant’s termination of employment that is a separation from service (within the meaning of such term under Section 409A).
Notwithstanding the foregoing, a participant who is a specified employee under Section 409A (i.e., generally, one of the top 50 highest paid officers) on the Participant’s termination date will receive payment immediately after the 6-month period following the termination date.

Novelis PUs
Novelis PUs will vest on a prorated basis determined separately for each grant of Novelis PUs, based on the number of full months the Participant was employed during the vesting period and subject to the achievement of performance thresholds.
All remaining Novelis PUs will be forfeited.

Payments of vested Novelis PUs will be made in cash within two fiscal quarters following the applicable 3-Year Vesting Date and Board approval of performance against target (but in no event later than the short-deferral exemption date under Section 409A of the Internal Revenue Code).

Intercompany Transfers Outside of the Company	Hindalco SARs
Any unvested Hindalco SARs scheduled to vest within six months after the date of transfer will continue to vest based on the performance goals set forth in Section 4(c)(ii) with the continued employment requirement waived and must be exercised (if at all) no later than the Expiration Date.
All unvested Hindalco SARs scheduled to vest after six months of the date of transfer will be forfeited.
As soon as practicable after the exercise (or deemed exercise) of a Participant’s Hindalco SARs, the Participant will receive a cash payment in an amount determined under Section 4(c)(v).
	Hindalco RSUs	Any Hindalco RSUs scheduled to vest within six months after the effective date of the transfer will vest immediately upon the date of transfer. All other unvested Hindalco RSUs will be forfeited.	Payments of vested Hindalco RSUs will be made in cash within ninety (90) days following the applicable Anniversary Vesting Date.
Novelis PUs
Novelis PUs will vest on a prorated basis determined separately for each grant of Novelis PUs, based on the number of full months the Participant was employed during the vesting period and subject to the achievement of performance thresholds.
All remaining Novelis PUs will be forfeited.

Payments of vested Novelis PUs will be made in cash within two fiscal quarters following the applicable 3-Year Vesting Date and Board approval of performance against target (but in no event later than the short-deferral exemption date under Section 409A of the Internal Revenue Code).

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Termination of Employment Due to:	Awards	Vesting and Exercise Treatment	Timing of Payments
Voluntary Termination	Hindalco SARs	Vested Hindalco SARs must be exercised (if at all) within 90 days after the Participant’s termination date and in no event later than the Expiration Date. Unvested Hindalco SARs will be forfeited.	As soon as practicable after the exercise (or deemed exercise) of a Participant’s Hindalco SARs, the Participant will receive a cash payment in an amount determined under Section 4(c)(v).
	Hindalco RSUs	All vested Hindalco RSUs will remain vested. All unvested Hindalco RSUs will be forfeited.	Payments of vested Hindalco RSUs will be made in cash within ninety (90) days following the applicable Anniversary Vesting Date.
	Novelis PUs	All vested Novelis PUs will remain vested. All unvested Novelis PUs will be forfeited.
Payments of vested Novelis PUs will be made in cash within two fiscal quarters following the applicable 3-Year Vesting Date and Board approval of performance against target (but in no event later than the short-deferral exemption date under Section 409A of the Internal Revenue Code).

Involuntary Termination by the Company without Cause Unrelated to a Change in Control
(e.g., plant closure, sale of assets, position elimination)
(“Unrelated” means the termination occurs outside of the 12-month period commencing on the date of a Change in Control.)
Hindalco SARs
Unvested Hindalco SARs will vest on a prorated basis, based on the number of full months the Participant was employed during the vesting periods.
Vested Hindalco SARs must be exercised (if at all) within 90 days after the Participant’s termination date and in no event later than the Expiration Date.
Unvested Hindalco SARs will be forfeited.
As soon as practicable after the exercise (or deemed exercise) of a Participant’s Hindalco SARs, the Participant will receive a cash payment in an amount determined under Section 4(c)(v).
	Hindalco RSUs	Hindalco RSUs will vest on a prorated basis, based on the number of full months the Participant was employed during the vesting periods. All remaining Hindalco RSUs will be forfeited.	Payments of vested Hindalco RSUs will be made in cash within ninety (90) days following the applicable Anniversary Vesting Date.
Novelis PUs
Novelis PUs will vest on a prorated basis determined separately for each grant of Novelis PUs, based on the number of full months the Participant was employed during the vesting period and subject to the achievement of performance thresholds.
All remaining Novelis PUs will be forfeited.

Payments of vested Novelis PUs will be made in cash within two fiscal quarters following the applicable 3-Year Vesting Date and Board approval of performance against target (but in no event later than the short-deferral exemption date under Section 409A of the Internal Revenue Code).

Involuntary Termination by the Company for Cause	Hindalco SARs	All unvested and vested Hindalco SARs will be forfeited.	None.
	Hindalco RSUs	Vested Hindalco RSUs will remain vested. All unvested Hindalco RSUs will be forfeited.	Payments of vested Hindalco RSUs will be made in cash within ninety (90) days following the applicable Anniversary Vesting Date.

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Termination of Employment Due to:	Awards	Vesting and Exercise Treatment	Timing of Payments
	Novelis PUs	All vested Novelis PUs will remain vested. All unvested Novelis PUs will be forfeited.
Payments of vested Novelis PUs will be made in cash within two fiscal quarters following the applicable 3-Year Vesting Date and Board approval of performance against target (but in no event later than the short-deferral exemption date under Section 409A of the Internal Revenue Code).

7.Definitions. The following terms will have the meaning ascribed to them below.

(a)Retirement means termination of employment with the Company and all of its subsidiaries and affiliates on or after (i) reaching age 65 years, or (ii) having a combination of age and years of service greater than or equal to 65 with a minimum age of 55.

(b)Change in Control means the first to occur of any of the following events: (i) any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (the “Value or Vote of the Company”); provided, however, that a Change in Control shall not be deemed to have occurred in the event that (A) any person or entity becomes the beneficial owner of securities representing 50% or less of the Value or Vote of the Company through (i) an initial public offering, (ii) a secondary offering, (iii) a private placement of securities, (iv) a share exchange transaction, or (v) any similar share purchase transaction in which the Company or any of its affiliates issues securities (any such transaction, a “Share Issuance Transaction”); and (B) a person or entity’s beneficial ownership interest in the Value or Vote of the Company is diluted solely as a result of any Share Issuance Transaction; or (ii) the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the

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Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or (iv) the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to any person or entity affiliated with Aditya Birla.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

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(c)Section 409A means Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.

8.Adjustments for Certain Transactions. In the event of any stock dividend, stock split, spinoff, rights offering, extraordinary cash dividend, combination or exchange of Hindalco shares, recapitalization or other change in the capital structure of Hindalco, the Board shall make or provide for such adjustments in (i) the number of shares covered by outstanding Hindalco RSUs and Hindalco SARs granted hereunder, (ii) base prices per share applicable to Hindalco SARs, (iii) kind of shares covered thereby (including shares of another issuer), and (iv) such other adjustments to awards granted hereunder as the Board in its sole discretion may in good faith determine to be equitably required in order to prevent reduction or enlargement of the rights of Participants. In the event of any merger, consolidation or any other corporate transaction or event having a similar effect, the Board in its sole discretion may take any action described in the preceding sentence; and, moreover, it may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender or cancellation of all awards so replaced.

9.Taxes.

(a)Taxes and Other Withholdings. All payments under this plan shall be subject to applicable tax and other withholdings.

(b)Compliance with §409A of the U.S. Internal Revenue Code. This Plan shall be interpreted and administered in a manner so that the Novelis PUs shall be paid and provided in a manner that

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is exempt from the requirements of Section 409A. This Plan shall be interpreted and administered in a manner so that the Hindalco RSUs shall be paid and provided in a manner that is in compliance with the requirements of Section 409A. In the event that the Novelis PUs and/or Hindalco RSUs are not exempt or in compliance with Section 409A, the Participant, and not the Company, shall be responsible for any and all excise and other taxes.

10.Interpretation and Amendment. The Company will interpret and construe the terms and conditions of the plan in its sole discretion, including but not limited to all decisions regarding eligibility for, and the amount of benefits payable under, the Plan. The Company also reserves the right to amend or modify this Plan at any time for any reason.

11.No Right to Continued Service. Nothing in the Plan confers upon any Participant the right to continued employment or service with the Company or any subsidiary or affiliate or to otherwise interfere with or restrict the right of the Company or any subsidiary or affiliate to terminate the Participant’s employment or service for any reason.

12.Additional tax guidelines for US Taxpayers. Additional rules apply for US Taxpayers, which can be found in the supplemental Administrative Guidelines document located on InsideNovelis.

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